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Henrik Fisker’s Interview with Jim Cramer – CNBC – Mad Money

October 21, 2020

Jim: Here we go… Next week, one of the most anticipated electric vehicle plays Fisker Inc. comes public via a merger with Spartan Energy Acquisition Group Corp. Over the last month, I told you to steer clear of this one because it is too early, it is an early stage company, too speculative. But we got a ton of pushback particularly on Twitter, from some very smart people. By all accounts, CEO Henrik Fisker is an absolute genius when it comes to designing cars, we’re stipulating. On top of that, lately the story has gotten more positive. The company added Bill McDermott, a friend of the show, CEO of ServiceNow, to its Board of Directors and I respect his judgment tremendously. Then just last week Fisker announced a major strategic partnership with Magna International – that’s a gigantic auto parts maker – plus Spartan Energy’s stock, symbol SPAQ, keeps pulling back and every time it goes lower this story gets more attractive. But with Fisker’s first vehicle, an electric SUV, not expected for another two years. Is this story still too early? I think it deserves a closer look. So, let’s check in with Henrik Fisker, the Chairman and CEO of Fisker, Inc., to get a better read on the situation on the company’s public debut. Mr. Fisker, glad to have you on Mad Money.

Henrik: It’s great to be here. I love the show, Jim.

Jim: Oh, thank you so much. Ah alright, so to go to the heart of the matter which is, almost universally you’re considered frankly the best designer of cars in the world. But do we get more than just the design when we buy this new SPAC, more than just good blueprints and a great looking car?

Henrik: So you know Jim, first of all, the car industry is probably the most complex industry in the world and you know I have been through a lot of difficulty. I have taken lessons learned and at the end of the day, there’s only two people on this planet that have actually put an electric vehicle on the market globally certified from an EV start up, and that’s Elon and myself. So I’ve been through it, I’ve done it and I’ve taken all these lessons learned and one of the most important things is getting a car out on time and at quality and at the right price point, all in terms of build and materials. That’s exactly what we are doing by partnering up with Magna, that’s probably the most significant deal we might ever make.

Jim: Okay now, everyone says you are a great designer, but within the industry, some people say this. Question: if you can get the Ocean, your SUV built in big enough numbers to make a go of it, and will you need too much money than your company can get?

Henrik: Well, actually you know we have a pretty firm build and materials, we have a firm program plan and the cost is put out. And the reason is because we are not starting from zero. When you start a car from zero, you truly don’t know what the cost is going to be but we have selected a Magna platform that they have developed over the last 2.5 years. We have all the cost for this platform, we know exactly what the cost is going to be to bring this vehicle to market. It is going to be less than $1 billion, which is pretty effective in the car industry, we are raising over a billion dollars with the SPAC so we are not going to run out of money. And I think that is a very important point you are making because most EV start ups run out of money before they even get the car to the market. That won’t happen in this case.

Jim: Now let’s talk about that your judgment is that you need X amount one in a billion and you’ve got it. But your past record we focus on the fact that you had some failures. We went to Bill McDermott. Bill was head of SAP, Bill has done an amazing job at Service Now. Bill has joined the board which influenced me greatly. He wrote today he goes, I asked him for a quote. “I believe in great come backs especially in the foundation design, huge markets, and incredible owner experience. Henrik wants this.” He focused on great come backs, why that? What is in your track record that he says come back matters?

Henrik: Well you know I was out in the very early days with the Fisker Karma. You have to remember we launched that car 1.5 years before the Tesla model S was launched. That was in the super early days with risky battery technology etc. and today we are using two of the largest battery companies in the world. In the meantime, battery technology has matured. Secondly, again we are not focusing on proving to people that we can manufacturing a car better than Toyota, GM or Volkswagen. We are handing that over to Magna and that is a key thing here. It’s just like, you have never seen Tim Cook walking down the manufacturing floor and showing how great he is at manufacturing iPhones because he actually doesn’t make them and we are looking at that we are looking at say we want to deliver an emotional and sustainable and affordable electric vehicle and we want to do it at the best possible term for the customer. That’s why we have created a flexible lease and we are going to have Magna build the car to high quality and we are going to get straight out of the gate into high volumes. This platform, by the way, Jim, is shared with another OEM, so we get volume right away. We get volume pricing from day one.

Jim: Now if that’s the case and all that sounds so good, I say to myself why one of these SPACs? I want to be able to have an IPO with Henrik Fisker, the man who did the Aston Martin, did a fabulous BMW. I want to own a piece of you. Why a SPAC?

Henrik: You are making a great point. You know a SPAC, actually in my view, SPACs have replaced the traditional venture funding out of Silicon Valley. Nobody wants to go into the automotive industry, it’s too capital intensive and a SPAC actually offers you this possibility of getting a billion dollars, or in our case, we have an incredible backer, which is Apollo, a $314 billion private equity fund. But it offers us to get fully funded all the way to production. We couldn’t do that and a traditional IPO we would have to wait till much longer, much later, and then we would have to go out and raise private funding. Been there, done that. I don’t want to sit with you know a thousand venture people around the table and listen to all the great ideas they have from their wives on how to make a car, it just doesn’t work.

Jim: Alright, I do want to say Tim Cook in fairness, I mean he’s on the assembly line. Those guys all work for him. You’ll be able to have control, Magna’s not controlling? You’re sure of that, because VW, Magna, you got these partners, big companies. How about they say, you know, Fisker thanks for the design, I will talk to you later?

Henrik: That’s a very good point and that’s exactly why we got Magna to investing 6% into Fisker, we are joined by the hip, we have a common goal of success. I mean, Magna is as interested in success as we are and we have actually tied the vesting of their shares into milestones that we achieve on the way to start of production, which is the final milestone in November 2022.

Jim. And you think there is enough room? Phil Lebeau, who helped with these questions, he has been reporting all day about GM’s EVs. I mean we just had Tesla tonight. EV EV EV, EVs, everywhere is there enough room for all these EVs?

Henrik: I’ll tell you, if I was making $100,000 vehicles, no. I’ve been there, done that and it’s been done and it’s been proven. Where the next frontier is, is affordability with a cool electric vehicle. I mean, our vehicle starts at $37,500 and we make a profit on it. That is the key, we are going into a market that nobody wants to go into because they haven’t figured out how to get into it yet and that’s really what we are doing by being asset-light, we don’t have to put a lot of dollars in each car. We don’t have any dealer margins. We go directly to the consumer via our app and that’s where we are different shaded.

Jim: Alright here is the key. Henrik Fisker, you have to come back to the show all the time because I like what you had to say. I like what McDermott said about you and we have open minds here on Mad Money, and we are thrilled to be interactive with you sir, thank you for coming on Mad Money

Henrik: Great to be on the show, Jim.

Jim: That’s Henrik Fisker, the Chairman and CEO of Fisker. Guys, I don’t know, I mean I’m leaving it to you. I kind of liked it.

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